175 S. Main Street, 15th Floor
Salt Lake City, UT 84111

PHONE 801.303.5730
FAX 801.355.5005

VINCENT & REES

August 12, 2011

Bray-Conn Resources, LLC
Attn: Cary A. Vallerio
4140 Summer Meadow Dr.
Bountiful, UT 84010

RE: Engagement for Legal Representation

Dear Cary:

Thank you for selecting our firm to represent Bray-Conn Resources, LLC (referred to herein as "you" or "Client"). Our engagement will involve general corporate and securities legal advisory services and to assist Client to become a fully reporting company with the Securities and Exchange Commission (the "SEC"), as well as coordinating with FINRA to assist you in becoming a publicly traded company listed on the OTC Markets. We look forward to working on these matters, as well as other general business legal advisory services you may refer to our firm (the "Services"). This letter will set forth the terms of our engagement for the Services.

In connection with our engagement, it is important that we have access to necessary information regarding Client. To that end, you and officers and directors of the Client will be responsible to furnish all information concerning Client that we deem appropriate and will provide us with prompt reasonable access to Client's officers, directors, employees, accountants and other representatives (the "Representatives"). By accepting this engagement letter, Client recognizes and confirms that, in performing its duties pursuant to this agreement, our firm will be using and relying on data, material, documents and other information furnished by Client and the Representatives (the "Information"). In order to allow for our representation to be effective, Client represents that the Information will be accurate and complete in all material respects at the time provided, and that, if the Information becomes inaccurate, incomplete or misleading during the term of our engagement hereunder, Client will so notify us in writing. Our firm assumes no responsibility for the accuracy or completeness of the Information. In rendering the Services under this agreement, we will use and rely on the Information without independent investigation, verification or evaluation. Except as otherwise required by law or applicable ethical duties, we will of course not disclose the Information to any third party without Client's consent.

Our fee for legal services through the performance of the Services will not consist of a cash fee. Rather, we will retain an equity position in the Client, or any holding company that may acquire Client. If our firm advances or incurs certain costs and expenses in connection with the Services, Client will be responsible to reimburse us.

The equity portion of our fee will consist of nine percent (9%) of the outstanding equity of Client, or nine percent (9%) any holding company that may acquire Client. Pursuant to the ethical rules and practices that apply to us in providing legal services to you, we are receiving the

equity component of our compensation with the understanding that you have had a reasonable opportunity to seek the advice of independent legal counsel as to the fairness and reasonableness of this component of our fee from your perspective. We encourage you to avail yourself of this opportunity.

You should also understand the possible adverse consequences that can result whenever attorneys, either directly or through their affiliates, enter into business transactions with their clients. For example, clients sometimes consult with their attorneys as to the advisability of entering into a business transaction. In this instance, if we give you such advice, our advice could be colored by our ownership of stock in Client. Also, attorneys often possess confidential information pertaining to their clients that other parties doing business with the clients may not have. Please consider whether you have provided us with any confidential information that might somehow give us an unfair advantage as owners of the Client's stock. Finally, as equity holders, we may exercise voting or other rights of an equity holder in a manner that is independent of the recommendation of the Client.

Another possible adverse consequence that might occur when attorneys or their affiliates enter into business transactions with clients is that the attorneys' professional judgment regarding the client's legal affairs might be impacted by the existence of a business relationship with the client. As our client, you are entitled to expect that we will represent your interests fully and vigorously, without regard to our equity position, and we intend to provide the Client with objective, uncompromised legal representation.

If you have any concern that the equity component of our fee is not fair and reasonable to the Client, or because our equity ownership might compromise the independence of our professional judgment in providing legal representation to the Client, or might interfere with our attorney-client relationship or otherwise affect our representation of the Client in any way, it is essential that you raise the Client's concerns with legal counsel outside of our firm, and also with us. Otherwise, we will rely on your execution of this letter as confirmation that the Client believes that the terms of our engagement are fair and reasonable to the Client, and that the Client has given its informed consent to enter into the engagement despite the potential for adverse consequences.

On occasion, we may discuss with you possible outcomes for particular issues. While we will diligently represent your interests, there can, of course, be no guarantees regarding any such outcome. We cannot predict the actions of third parties or any regulatory body involved in any way with respect to this engagement.

The Client agrees that our firm shall not have any liability to the Client or to any person claiming through the Client for or in connection with the engagement of our firm, this agreement or the transactions contemplated hereby. The Client shall indemnify and hold harmless our firm, its partners, employees and affiliates for any liability. This agreement will not limit our firm's liability for, and the Client shall not be obligated to indemnify our firm against, any liability to the extent due to our firm's legal malpractice in providing the Services.

We do not expect to have any disputes with the Client about our services or fees, and if we did, we would expect to work them out informally through discussions. Failing that, the Client and our firm agree that all disputes or claims of any nature whatsoever shall be resolved by private and final binding arbitration through the American Arbitration Association ("AAA") and be conducted in Salt Lake City, Utah in accordance with AAA rules and Utah law.

If the foregoing terms are acceptable to you, please sign and date the enclosed copy of this letter and return it to me along to acknowledge receipt and acceptance of the terms of your representation as reflected in this letter. You should retain the original for your own files. Please call me at (801) 303-5736 if you have any questions about our arrangement.

Sincerely yours,

Vincent & Rees

David M. Rees

ACCEPTED AND APPROVED:

Bray-Conn Resources, LLC

Cary A. Vallerio, Senior Managing Director